Exhibit 10.1

Hayes, Thomas
Persn xxxxxx
Second Amended and Restated Employment Agreement
11-17-16

Exhibit 10.1

EMPLOYMENT AGREEMENT
This Second Amended and Restated Employment Agreement (the “Agreement”), effective the 31st day of December, 2016 (the “Effective Date”), by and between Tyson Foods, Inc., a Delaware corporation, and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Tyson”), and Thomas Hayes (hereinafter referred to as “you”).
WITNESSETH:
WHEREAS, Tyson and you have previously entered into that certain Amended and Restated Employment Agreement dated as of June 13, 2016 (the “Prior Agreement”); and
WHEREAS, Tyson desires to promote you to the position of President and Chief Executive Officer of Tyson Foods, Inc., effective as of the Effective Date; and
WHEREAS, in connection with your promotion, Tyson desires to amend and restate the Prior Agreement to reflect your increased compensation in connection with your promotion; and
WHEREAS, Tyson is engaged in a very competitive business, where the development and retention of extensive confidential information, trade secrets and proprietary information as well as customer relationships and goodwill are critical to future business success; and
WHEREAS, by virtue of your employment with Tyson, you have been and continue to be involved in the development of, and have had and will continue to have access to, Tyson’s confidential information, trade secrets and proprietary information, and, if such information were to get into the hands of competitors of Tyson, it could do substantial business harm to Tyson; and
WHEREAS, you will not continue to be provided with or given access to Tyson’s customers and goodwill or Tyson’s confidential information, trade secrets and proprietary information unless you execute this Agreement; and
WHEREAS, Tyson has advised you that agreement to the terms of this Agreement, and specifically the non-compete and non-solicitation sections, is an integral part of this Agreement,

Exhibit 10.1

and you acknowledge the importance of the non-compete and non-solicitation sections, and having reviewed the Agreement as a whole, are willing to commit to the restrictions set forth herein;
NOW, THEREFORE, Tyson and you hereby mutually agree as follows:
1.Employment.
(a)    Consideration. In consideration of the above and other good and valuable consideration, you are expressly being given employment, continued employment, a relationship with Tyson, certain monies, benefits, severance, stock awards, training and/or access to trade secrets and confidential information of Tyson and its customers, suppliers, vendors or affiliates to which you would not have access but for your relationship with Tyson in exchange for you agreeing to the terms of this Agreement.
(b)    Duties. Tyson hereby agrees to continue to employ you and you hereby accept continued employment with Tyson as President and Chief Executive Officer. The duties and services required to be performed by you shall be consistent with your position, as assigned by the Board of Directors of Tyson (the “Board”) in its sole discretion from time to time. You agree to devote substantially all of your working time, attention and energies to the business of Tyson. You may make and manage personal investments (provided such investments in other activities do not violate, in any material respect, the provisions of Section 6 of this Agreement), be involved in charitable and professional activities, and, with the prior written consent of the Chairman of the Compensation and Leadership Development Committee of the Board (the “CLDC Chairman”), serve on boards of other for profit entities, provided such activities do not materially interfere with the performance of your duties hereunder. You agree that during your employment with Tyson, you will not engage in any (i) competitive outside business activities, (ii) outside business that provides goods or services to Tyson, or (iii) outside business that buys products from Tyson, other than with the CLDC Chairman’s written approval. You will devote your best efforts to the performance of your duties and the advancement of Tyson and shall not engage in any other employment, profitable activities, or other pursuits which would cause you to disclose or utilize Confidential Information (as defined in Section 6(a)), or reflect adversely on Tyson. This obligation shall include, but is not limited to, obtaining the consent of the CLDC Chairman prior to performing tasks for business

Exhibit 10.1

associates of Tyson outside of your customary duties for Tyson, giving speeches or writing articles, blogs, or posts, about Tyson’s business, improperly using Tyson’s name or identifying your association or position with Tyson in a manner that reflects unfavorably upon Tyson. You further agree that you will not use, incorporate, or otherwise create any business entity or organization or domain name using any name confusingly similar to the name of Tyson or the name of any affiliate of Tyson or any other name under which any such entities do business.
(c)    Term of Employment. Your employment under this Agreement will commence on the Effective Date above and end on the date your employment terminates pursuant to Section 3 (the “Period of Employment”).
2.    Compensation.
(a)    Intentionally Omitted.
(b)    Base Salary. For the services to be performed hereunder during the Period of Employment, Tyson shall pay you at a base salary of $1,150,000.00, which may be adjusted by Tyson from time to time. Such base salary shall be paid in accordance with Tyson’s payroll practice.
(c)    Performance Incentive Eligibility. You may receive performance incentive awards under Tyson’s annual and long-term incentive plans then in effect (if any), on terms and in amounts as determined by and subject to the discretion of the Compensation and Leadership Development Committee of the Board (the “CLDC”).
(d)    Stock Grants. You may receive stock awards under an equity incentive compensation plan of Tyson then in effect (if any), on terms and in amounts as determined by and subject to the discretion of the CLDC.
(e)    Benefit Plans, Vacation and Reimbursement Programs. You shall be entitled to participate in any benefit plans of Tyson as adopted or amended from time to time on terms and in amounts consistent with those generally applicable to other senior executive-level employees. You will be entitled to an annual paid vacation in accordance with Tyson’s applicable vacation policy, as in effect from time to time. Tyson will pay or reimburse you for all reasonable expenses

Exhibit 10.1

actually incurred or paid by you in the performance of your services to Tyson, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.
(f)    Review. Base salary, performance incentive compensation, stock grant levels, and plan participation will be subject to review annually (or from time to time at the discretion of the CLDC), when compensation of other officers and managers of Tyson are reviewed for consideration of adjustments thereof.
(g)    Perquisites. During the Period of Employment, Tyson shall make available the personal use of Tyson aircraft in a manner consistent with Tyson’s then-existing policies; provided that your personal use of Tyson aircraft shall not interfere with Tyson’s use of such aircraft.
3.    Termination. Upon any termination of your employment for any reason, you shall immediately resign from all boards, offices and other positions with Tyson or from any board or committee of an association or industry group where you represent Tyson. The date upon which your employment terminates and the Period of Employment ends will be your “Termination Date” for all purposes of this Agreement Your employment may be terminated under this Agreement in the following events:
(a)    Death. Your employment hereunder will terminate upon your death.
(b)    Disability. Your employment hereunder will terminate upon your “Disability”. For purposes of this Agreement, Disability has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson. If no long-term disability plan or policy was ever maintained on behalf of you or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Section 22(e)(3) of the Internal Revenue Code (the “Code”), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee (as defined in Tyson’s equity incentive plan) and will be supported by advice of a physician competent in the area to which such Disability relates.

Exhibit 10.1

(c)    Termination by You for Good Reason. Upon the occurrence of a “Good Reason” event, you may terminate your employment pursuant to this Agreement by providing a notice of termination for Good Reason to Tyson within no more than seven (7) days of the Good Reason event and providing Tyson thirty (30) days following receipt of such notice to cure the Good Reason event. If Tyson cures the Good Reason event within such thirty (30) day period, you may not terminate your employment for Good Reason (but you may voluntarily resign pursuant to Section 3(d) below). If Tyson fails to cure the Good Reason event within such thirty (30) day period, your termination of employment will be effective under this Section 3(c) at the end of such thirty (30) day period. For purposes of the Agreement, you will be treated as having terminated for “Good Reason” if you terminate employment after having been demoted from the position of Chief Executive Officer which Tyson does not cure, within the time period specified in this Section 3(c), by restoring you to the position of Chief Executive Officer.
(d)    Voluntary Termination by You without Good Reason. You may terminate your employment pursuant to this Agreement at any time by not less than thirty (30) days prior written notice to Tyson, which notice period may be waived by Tyson. Upon receipt of such notice, Tyson shall have the right, at its sole discretion, to accelerate your Termination Date at any time during said notice period.
(e)    Termination for Cause by Tyson. Tyson may terminate your employment hereunder for “Cause” at any time after providing a notice of termination for Cause to you. For purposes of this Agreement, you shall be treated as having been terminated for Cause if and only if you are terminated as a result of the occurrence of one or more of the following events:

(i)	any willful and wrongful conduct or omission by you that injures Tyson;

(ii)	any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson;

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(iii)	you are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis for Tyson to believe that you have been engaged in a felony; or

(iv)	your intentional or willful violation of any restrictive covenant provided for under Section 6 of this Agreement or any other agreement to which you are a party.
For purposes of this Agreement an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson. In no event shall Tyson’s failure to notify you of the occurrence of any event constituting Cause, or to terminate you as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of Tyson’s right to terminate you for Cause as a result thereof.
(f)    Termination by Tyson without Cause. Tyson may terminate your employment hereunder without Cause at any time upon notice to you.
4.    Compensation Following Termination of Employment. In the event that your employment hereunder is terminated in a manner as set forth in Section 3 above, you shall be entitled to the compensation and benefits provided under this Section 4.
(a)    Termination Due to Death, Disability, Voluntary Termination without Good Reason or Termination for Cause by Tyson. In the event that your employment is terminated by reason of death, Disability, voluntary termination by you without Good Reason or for Cause by Tyson, Tyson shall pay the following amounts to you or your estate:

(i)
Any accrued but unpaid base salary for services rendered to the Termination Date, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the Termination Date (“Accrued Compensation”); and

Exhibit 10.1

(ii)
Any benefits accrued through the date of termination to which you may be entitled pursuant to the plans, policies and arrangements, as determined and paid in accordance with the terms of such plans, policies and arrangements (“Plan Benefits”).

(b)    Termination by Tyson without Cause or by you for Good Reason. In the event that your employment is terminated by Tyson for reasons other than death, Disability or Cause, or by you for Good Reason, Tyson shall pay the following amounts to you;

(i)	Accrued Compensation;

(ii)	Plan Benefits;

(iii)
Subject to your execution of the Release (as defined below), the treatment of your equity awards will be governed by the provisions of the applicable award agreements and equity plan(s) under which such awards were granted;

(iv)
Subject to your execution of the Release (as defined below), an amount equal to the sum of (x) 24 months of your base salary and (y) two times your annual cash-based target bonus (the “Severance Amount”). The Severance Amount will be paid over 24 months in accordance with Tyson’s payroll practice, and otherwise subject to the Tyson Foods Severance Pay Plan for Contracted Employees;

(v)
Subject to your execution of the Release, if upon the Termination Date you are eligible for and timely elect COBRA health continuation coverage under Tyson’s group health plan(s) for yourself and, if applicable, your eligible dependents, such coverage will be paid for by Tyson, less the portion of the premium cost paid by active employees for the same coverage, for the period beginning with the first day of the COBRA health continuation coverage period and ending on the date on which occurs the earliest of the following: (i)

Exhibit 10.1

the date on which you cease to be entitled to receive any payments under Section 4(b)(iv) for any reason; (ii) the date you cease to be eligible for COBRA health continuation coverage; (iii) 18 months; or (iv) the date you notify Tyson that you no longer desire coverage under Tyson’s group health plan(s).
(c)    Release. For purposes of this Agreement, “Release” means that specific document which Tyson shall present to you for consideration and execution after your termination of employment, under which you agree to irrevocably and unconditionally release and forever discharge Tyson, its subsidiaries, affiliates and related parties from any and all causes of action which you at that time had or may have had against Tyson (excluding any claim for indemnity under this Agreement, or any claim under state workers’ compensation or unemployment laws), plus other customary provisions contained in such document. The Release will be provided to you as soon as practical after your Termination Date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law. The Release must be signed within twenty-one (21) days of its presentation to you (or within forty-five (45) days if you are terminated as part of a group termination). The Release shall not become effective until seven (7) days after it is executed. Tyson maintains a form of Release, which it may change from time to time as it deems appropriate. The latest version of the Release shall be available for your review upon request. Subject to the payment provisions of the Tyson Foods Severance Pay Plan for Contracted Employees and Section 8 below, any payments subject to a Release shall commence on the first payroll period commencing on or after the date the Release becomes effective (the “First Payroll Date”); however, in the event the payments constitute salary continuation or similar periodic payments, the payment on the First Payroll Date will include any such periodic payments that have accrued between your Termination Date and the First Payroll Date.
5.    Stock Grants on Change in Control. Upon the occurrence of a Change in Control (defined below) the stock awards that have been granted to you pursuant to award agreements from Tyson under Section 2, or which have otherwise been previously granted to you under an award agreement from Tyson, and which awards remain outstanding at the time of the Change in Control, will be treated in accordance with the applicable award agreements. For purposes of this Agreement,

Exhibit 10.1

the term “Change in Control” shall have the same meaning as set forth in Tyson’s equity incentive compensation plan then in effect; provided, however, that a Change in Control shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Company (as defined in Tyson’s equity incentive plan) or if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity. Notwithstanding the foregoing, this Section 5 shall not affect the time or form of payment under an applicable award agreement, and all awards shall be paid at the time, and in the form, provided under the terms of such award agreement. The Committee (as defined in Tyson’s equity incentive plan) shall have the sole discretion to interpret the foregoing provisions of this paragraph.
6.    Restrictive Covenants and Other Restrictions.
(a)    Confidential Information. You acknowledge that during the course of your employment with Tyson, you will be provided, learn, develop and have access to Tyson’s trade secrets, confidential information and proprietary materials which may include, but are not limited to, the following: strategies, methods, books, records, and documents; technical information concerning products, formulas, production, distribution, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, suppliers, vendors, investors, and other business affiliates (such as contact name, service provided, pricing, type and amount of services used, credit and financial data, and/or other information relating to Tyson’s relationship with that business affiliate); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial analysis, returns and reports and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic

Exhibit 10.1

databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Tyson; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other information, whether tangible or intangible, in any form or medium provided (collectively, “Confidential Information”) which is not generally available to the public and which has been developed, will be developed or acquired by Tyson at considerable effort and expense. Without limiting the foregoing, you acknowledge and agree that you will learn, be provided, develop and have access to certain techniques, methods or applications implemented or developed by Tyson which are not generally known to the public or within the community in which Tyson competes, and any and all such information shall be treated as Confidential Information.
During your employment with Tyson or at any time thereafter, unless otherwise specifically authorized in writing by Tyson, you hereby covenant and agree: (i) to hold Confidential Information in the strictest confidence; (ii) not to, directly or indirectly, disclose, divulge or reveal any Confidential Information to any person or entity other than as authorized by Tyson; (iii) to use such Confidential Information only within the scope of your employment with Tyson for the benefit of Tyson; and (iv) to take such protective measures as may be reasonably necessary to preserve the secrecy and interest of Tyson in the Confidential Information. You agree to immediately notify Tyson of any unauthorized disclosure or use of any Confidential Information of which you become aware. The confidentiality obligations herein shall not prohibit you from revealing evidence of criminal wrongdoing to legitimate law enforcement officials or Confidential Information by order of court or agency of competent jurisdiction or as otherwise required by law; however, you shall promptly inform Tyson of any such situations and shall take reasonable steps to prevent disclosure of Confidential Information until Tyson has been informed of such required disclosure and has had a reasonable opportunity first to seek a protective order.
(b)    Creative Works. “Creative Works” include, but are not limited to, all original works of authorship, inventions, discoveries, designs, computer hardware and software, algorithms, programming, scripts, applets, databases, database structures, or other proprietary information, business ideas, and related improvements and devices, which are conceived, developed, or made

Exhibit 10.1

by you, either alone or with others, in whole or in part, on or off Tyson’s premises, (i) during your employment with Tyson, (ii) with the use of the time, materials, or facilities of Tyson, (iii) relating to any product, service, or activity of Tyson of which you have knowledge, or (iv) suggested by or resulting from any work performed by you for Tyson. Creative Works do not include inventions or other works developed by you entirely on your own time without using Tyson’s equipment, supplies, facilities, or trade secret information except for those inventions or works developed during your employment with Tyson that either: (a) relate at the time of conception or reduction to practice of the invention to Tyson’s business, or actual or demonstrably anticipated research or development of Tyson; or (b) result from any work performed by you for Tyson. If you are or become a resident of any state during your employment that has enacted laws relating to ownership of works created without use of or reference to Tyson materials, facilities, and/or intellectual property and do not relate to Tyson’s business, this Section shall be limited solely to the extent provided by the applicable laws of such states.
To the extent any rights in the Creative Works are not already owned by Tyson, you irrevocably assign and transfer to Tyson all proprietary rights, including, but not limited to, all patent, copyright, trade secret, trademark, and publicity rights, in the Creative Works and agree that Tyson will be the sole and exclusive owner of all right, title, and interest in the Creative Works. Tyson will have the right to use all Creative Works, whether original or derivative, in any manner whatsoever and in any medium now known or later developed. You agree not, at any time, to assert any claim, ownership, or other interest in any of the Creative Works or Confidential Information.
Both during and after your employment, you agree to execute any documents necessary to effectuate the assignment to Tyson of the Creative Works, and will execute all papers and perform any other lawful acts reasonably requested by Tyson for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works, You further agree that you will not be entitled to any compensation in addition to the salary paid to you during the development of the Creative Works. In the event Tyson is unable for any reason to secure your signature to any document Tyson reasonably requests you to execute under this Section 6, you hereby irrevocably designate and appoint Tyson and its authorized officers and agents

Exhibit 10.1

as your agents and attorneys-in-fact to act for and in your behalf and instead of you to execute such document with the same legal force and effect as if executed by you.
(c)    No Restrictions on Employment. You are being employed or continuing to be employed by Tyson with the understanding that (i) you are free to enter into employment or continued employment with Tyson, (ii) your employment with Tyson will not violate any agreement you may have with a third party (e.g., existing employment, non-compete, intellectual property ownership, and/or non-disclosure agreements) and (iii) only Tyson is entitled to the benefit of your work. If you have any agreements with a prior employer, you are required to provide such agreements to Tyson prior to executing this Agreement. Tyson has no interest in using any other person’s patents, copyrights, trade secrets, or trademarks in an unlawful manner. You should be careful not to disclose to Tyson any intellectual property or confidential information of your prior employers or anyone else or misapply proprietary rights that Tyson has no right to use and you further represent and warrant that you have either already returned or have coordinated the return of all such information to any prior employer.
(d)    Removal and Return of Tyson Property. All written materials, records, data, and other documents prepared or possessed by you during your employment with Tyson are Tyson’s property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Tyson’s property. You agree not to remove any property of Tyson, including, but not limited to, any Confidential Information or Creative Works, from Tyson’s premises, except as authorized under Tyson’s policies or with the prior written approval of Tyson’s General Counsel or Chief Human Resources Officer. Unless specifically authorized by Tyson in writing, you may not place Tyson Confidential Information or Creative Works on Removable Media, as defined below. On Tyson’s request, your acceptance of other employment, or the termination of your employment for any reason, you will immediately return to Tyson all Tyson property, including all Confidential Information and Creative Works and any and all documents and materials that contain, refer to, or relate in any way to any Confidential Information, as well as any other property of Tyson in your possession or control, including all electronic and telephonic equipment, credit cards, security

Exhibit 10.1

badges, and passwords. You will permit Tyson to inspect any property provided by Tyson to you or developed by you as a result of or in connection with your employment with Tyson when you accept other employment or otherwise separate from your employment, regardless of where the property is located. For purposes of this Section, “Removable Media” means portable or removable hard disks, floppy disks, USB memory drives, zip disks, optical disks, CDs, DVDs, digital film, memory cards (e.g., Secure Digital (SD), Memory Sticks (MS), CompactFlash (CF), SmartMedia (SM), MultiMediaCard (MMC), and xD-Picture Card (xD)), magnetic tape, and all other removable data storage media.
(e)    Non-Competition. You acknowledge that Tyson performs services throughout the United States and in other territories throughout the world, and that Tyson may expand its operations to include additional territories from time to time, and that your duties and services impact Tyson’s performance of services throughout all of the territories in which Tyson operates. Accordingly, you acknowledge the need for certain restrictions contained in this Agreement to be without limitation as to location or geography within the territories in which Tyson operates, including the United States. You agree that during your employment with Tyson, and for a period of 24 months thereafter, you will not directly or indirectly, on behalf of yourself or in conjunction with any other person, company or entity, own (other than less than 5% ownership in a publicly traded company), manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or a consultant to any person, company or entity which is in competition with Tyson, with which you would hold a position with responsibilities similar to any position you held with Tyson during the 24 months preceding your Termination Date or in which you would utilize or disclose confidential methodologies, techniques, customer lists or information of Tyson. You agree that during your employment with Tyson and for a period of 24 months thereafter you will not directly or indirectly, on behalf of you or any other person, company or entity, participate in the planning, research or development of any strategies or methodologies, similar to strategies or methodologies, utilized or developed by Tyson, excluding general industry knowledge, for which you had access to, utilized or developed during the 36 months preceding your Termination Date. You agree that nothing in this Section shall limit your confidentiality obligations in this Agreement. Further, you understand and agree that during your

Exhibit 10.1

employment and the restricted time periods thereafter designated in this Agreement, while you may gather information to investigate other employment opportunities, you shall not make plans or prepare to compete, solicit or take on activities which are in violation of this Agreement. You are required to show this Agreement to all new employers prior to accepting new employment and Tyson shall also be permitted to show this Agreement to all new employers as well. In addition, should you decide to leave Tyson and accept employment or a consulting position with a competitor, you are required to inform Tyson of the identity of your new employer and your responsibilities for the new employer prior to accepting such new employment or consulting position.
(f)    Non-Solicitation. You agree that during your employment with Tyson and for a period of 36 months thereafter, you will not, nor will you assist any third party to, directly or indirectly (i) raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Tyson, or any person who was an employee or independent contractor of Tyson during the 6 months preceding the Termination Date, to leave the employ of or terminate a relationship with Tyson; (ii) interfere with the performance by any such persons of their duties for Tyson; (iii) communicate with any such persons for the purposes described in the paragraph above; or (iv) solicit, encourage or attempt to persuade any customer or vendor of Tyson during the 6 months preceding your Termination Date to terminate or modify its relationship with Tyson.
(g)    Non-Disparagement. You agree that you shall not at any time engage in any form of conduct, or make any statement or representation, either oral or written, that disparages, impugns or otherwise impairs the reputation, goodwill or interests of Tyson, or any of its officers, directors, shareholders, managing members, representatives, and/or employees or agents in either the individual or representative capacities of any of the foregoing individuals (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments). Nor shall you direct, arrange or encourage others to make any such derogatory or disparaging statements on your behalf. Tyson agrees that it will instruct its directors and executive officers not to make any statement or representation that disparages, impugns or otherwise impairs your reputation and Tyson further agrees not to make any official, public statement or representation that disparages, impugns or otherwise impairs your reputation. Nothing in this Section, however, shall prevent you or Tyson from providing truthful testimony or information in any proceeding or

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in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum.
(h)    Effect of Breach. You acknowledge and agree that, in the event of any breach by you of the terms and conditions of this Agreement, pursuant to the terms of certain benefit plans and programs, your accrued benefits thereunder may be discontinued or forfeited, in addition to any other rights and remedies Tyson may have at law or in equity. You acknowledge that irreparable damage would result to Tyson if the provisions of this Agreement are not specifically enforced, and that, in addition to any other legal or equitable relief available, and notwithstanding any alternative dispute resolution provisions that have been or may be agreed to between Tyson and you, Tyson shall be entitled to injunctive relief in the event of any failure to comply with the provisions of this Agreement. If you violate any of the terms of this Agreement, you will indemnify Tyson for the expenses, including but not limited to reasonable attorneys’ fees, incurred by Tyson in enforcing this Agreement.
(i)    Clawback Policies. In addition to subsection (h) above, any amounts payable under this Agreement are subject to any policy, whether in existence as of the Effective Date or later adopted, established by Tyson that provides for the clawback or recovery of amounts that were paid to you under circumstances requiring clawback or recovery as set forth in such policy. Tyson will make any determinations for clawback or recover in its sole discretion and in accordance with any applicable law or regulation. Further, notwithstanding any other provisions of this Agreement, if within one year of the termination of your employment, Tyson becomes aware of facts that would have allowed Tyson to terminate your employment for Cause (within the meaning of Section 3), then, to the extent permitted by law:

(i)	Tyson may elect to cancel any and all payments of benefits otherwise due to you, but not yet paid, under this Agreement or otherwise; and

(ii)	you will refund to Tyson any amounts, plus interest, previously paid by Tyson to you in excess of your Accrued Compensation and Plan Benefits (within the meaning of Section 4).

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7.    General.
(a)    Enforcement and Severability. You specifically acknowledge and agree that the purpose of the restrictions contained in this Agreement is to protect Tyson from unfair competition, including improper use of the Confidential Information by you, and that the restrictions and covenants contained herein are reasonable with respect to both scope and duration of application. Notwithstanding the foregoing, if any court determines that any of the terms herein are unreasonable, invalid or unenforceable, the court may interpret, alter, amend or modify any or all of the terms to include as much of the scope, time period and intent as will render the restrictions enforceable, and then as modified, enforce the terms. Each covenant and restriction contained in this Agreement is independent of each other such covenant and restriction, and if any such covenant or restriction is held for any reason to be invalid, unenforceable and incapable of corrective modification, then the invalidity or unenforceability of such covenant or restriction shall not invalidate, affect or impair in any way the validity and enforceability of any other such covenant or restriction.
(b)    Notices. All written notices, requests and other communications provided pursuant to this Agreement shall be deemed to have been duly given, if delivered in person or by courier, or by facsimile transmission or sent by express, registered or certified mail, postage prepaid addressed, if to you, at the most recent address on record in Tyson’s human resources information system, and if to Tyson, at its headquarters:
Tyson Foods, Inc.
Attn: Chief Human Resources Officer
2200 Don Tyson Parkway
Springdale, Arkansas 72762-6999
(c)    Modification/Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement (including, without limitation, the Prior Agreement) shall be deemed to exist or bind either of the parties hereto, except for any pre-employment confidentiality agreement that may exist between the parties or any agreement or policy specifically referenced herein. This Agreement cannot be modified except by a writing signed by both parties.

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(d)    Assignment This Agreement shall be binding upon you, your heirs, executors and personal representatives and upon Tyson, its successors and assigns. You acknowledge that the services to be rendered by you are unique and personal. You may not assign, transfer or pledge your rights or delegate your duties or obligations under this Agreement, in whole or in part, without first obtaining the written consent of the CLDC Chairman.
(e)    Applicable Law. You acknowledge that this Agreement is performable at various locations throughout the United States and specifically performable wholly or partly within the State of Arkansas and consent to the validity, interpretation, performance and enforcement of this Agreement being governed by the internal laws of said State of Arkansas, without giving effect to the conflicts of laws provisions thereof.
(f)    Jurisdiction and Venue of Disputes. The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between Tyson and you, whether such disputes arise from this Agreement or otherwise. In addition, you expressly waive any right that you may have to sue or be sued in the county of your residence and consent to venue in Washington County, Arkansas.
(g)    Funding. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of Tyson, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You shall have no right, title or interest whatever in or to any investments which Tyson may make to aid Tyson in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from Tyson hereunder, such right shall be no greater than the right of an unsecured creditor of Tyson.
8.    Special Tax Considerations.
(a)    Tax Withholding. Tyson shall provide for the withholding of any taxes required to be withheld by federal, state and local law with respect to any payments in cash and/or other property made by or on behalf of Tyson to or for your benefit under this Agreement or otherwise.

Exhibit 10.1

(b)    Excise Tax. Notwithstanding the foregoing, if the total payments to be paid to you under this Agreement, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson. In the case of a reduction in the total payments subject to this Section 8(b), such payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.
(c)    Separation from Service. In the event that the termination of your employment does not constitute a “separation from service” as defined in Code Section 409A, including all regulations and other guidance issued pursuant thereto, your rights to the payments and benefits described in Section 4 will vest upon the Termination Date, but no payment to you that is subject to Code Section 409A will be paid until you incur a separation from service (or until six

Exhibit 10.1

(6) months after such date if you are a “specified employee” pursuant to subsection (d) of this Section), and any amounts that would otherwise have been paid before such date will be paid instead as soon as practicable after such date.
(d)    Six-Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” as defined and applied in Code Section 409A as of your Termination Date, then, to the extent any payment under this Agreement or any Tyson plan or policy constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A, including those specified in subsection (f) of this Section) and to the extent required by Code Section 409A, no payments due under this Agreement or any Tyson plan or policy may be made until the earlier of: (i) the first (1st) day following the six (6) month anniversary of your Termination Date and (ii) your date of death; provided, however, that any payments delayed during the six (6) month period will be paid in the aggregate as soon as reasonably practicable following the six (6) month anniversary of your Termination Date.
(e)    Expense Reimbursement. In no event will an expense be reimbursed after December 31 of the calendar year following the calendar year in which the expense was incurred. You are not permitted to receive a payment or other benefit in lieu of reimbursement under Section 2(e).
(f)    Application of Exemptions. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Agreement will be considered a “separate payment.” In addition, for purposes of Code Section 409A, each such payment will be deemed exempt from Code Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1 ((b)(4), and (ii) with respect to any additional amounts paid no later than the second (2nd) calendar year following the calendar year containing your Termination Date, the “involuntary separation” pay exemption of Treasury Regulation § 1.409A–l(b)(9)(iii), which are hereby incorporated by reference.
(g)    Effect of Release. Any amounts that are not exempt from Code Section 409A under paragraph (f) above, and which are paid subject to your execution of a Release that provides for a consideration period and revocation period that crosses two calendar years, shall be paid on

Exhibit 10.1

the first payroll date in the second calendar year that occurs on or after the expiration of the revocation period, regardless of the date the Release is signed.
(h)    Interpretation and Administration of Agreement. To the maximum extent permitted by law, this Agreement will be interpreted and administered in such a manner that the payments to you are either exempt from, or comply with, the requirements of Code Section 409A.

SIGNATURE PAGE FOLLOWS

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.
YOU ACKNOWLEDGE THAT YOU HAVE COMPLETELY READ THE ABOVE, HAVE BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAVE BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF YOUR CHOOSING BEFORE SIGNING. YOU FURTHER ACKNOWLEDGE THAT YOU ARE SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREE TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.
/s/ Thomas P. Hayes
(Employee)
Springdale, Arkansas
(Location)
November 17, 2016
(Date)
Tyson Foods, Inc.
By /s/ Brad T. Sauer
Title Chairman, Compensation and Leadership Development Committee

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